La Jolla Pharmaceutical Company Announces First-Quarter 2014 Financial Results

SAN DIEGO, CA - (April 30, 2014) - La Jolla Pharmaceutical Company (NASDAQ: LJPC) (the “Company” or “La Jolla”) a leader in the development of therapeutics targeting significant unmet life-threatening diseases announces first-quarter 2014 financial results and highlights recent corporate progress.

Results of Operations

At March 31, 2014, the Company had $5.9 million in cash, as compared to $8.6 million in cash at December 31, 2013. At March 31, 2014 the Company had positive working capital of $5.2 million, compared to positive working capital of $7.5 million at December 31, 2013.

La Jolla’s comprehensive net loss attributable to common stockholders for the first quarter of 2014 was $5.1 million, or $0.93 per share, compared to a comprehensive net loss attributable to common stockholders of $4.3 million, or $12.26 per share, for the first quarter of 2013. Per share numbers for the first quarter of 2013 reflect the 1- for-50 reverse stock split of La Jolla’s common stock, which became effective on January 14, 2014.

About GCS-100
GCS-100 is a complex polysaccharide derived from pectin that binds to, and blocks the activity of, galectin-3, a type of galectin. Over-expression of galectin-3 has been implicated in a number of human diseases, including chronic organ failure and cancer. This makes modulation of the activity of galectin-3 an attractive target for therapy in these diseases.

About LJPC-501

LJPC-501 is a peptide agonist of the renin-angiotensin system that acts to help the kidneys balance body fluids and electrolytes. Studies have shown that LJPC-501 may improve renal function in patients with HRS.

About LJPC-401 (Hepcidin)

LJPC-401 is also known as hepcidin. The use of hepcidin will be evaluated as a treatment for disorders of iron overload including hemolytic anemia. We licensed intellectual property covering the composition of hepcidin from INSERM in February 2014.

About La Jolla Pharmaceutical Company

La Jolla Pharmaceutical Company is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapeutics for chronic organ failure and cancer. GCS-100, the Company's lead product candidate, is a first-in-class inhibitor of galectin-3, a novel molecular target implicated in chronic organ failure and cancer. GCS-100 currently is in Phase 2 clinical development for chronic kidney disease (CKD). LJPC-501, the Company’s second product candidate, is a natural peptide for the potential treatment of hepatorenal syndrome. LJPC-401, the Company’s third product candidate, is a natural peptide for the potential treatment of iron overload. For more information on the Company, please visit http://www.ljpc.com.

Forward Looking Statement Safe Harbor

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operations. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from these forward-looking statements. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in the Company's filings with the U.S. Securities and Exchange Commission (“SEC”), all of which are available free of charge on the SEC's web site http://www.sec.gov. These risks include, but are not limited to, risks relating to the development of GCS-100, LJPC-501 and LJPC-401, the success and timing of future preclinical and clinical studies of these compounds, and potential indications for which GCS-100, LJPC-501 and LJPC-401 may be developed. Subsequent written and oral forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in the Company's reports filed with the SEC. The Company expressly disclaims any intent to update any forward-looking statements.

(financial tables follow)

LA JOLLA PHARMACEUTICAL COMPANY
Unaudited Condensed Statements of Operations and Comprehensive Loss
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2014	2013
Expenses:
Research and development	$1,996	$655
General and administrative	3,134	3,548
Total expenses	5,130	4,203
Loss from operations	(5,130)	(4,203)
Other income:
Other income, net	2	1
Net loss and comprehensive loss	(5,128)	(4,202)
Preferred stock dividends earned	—	(93)
Net loss attributable to common stockholders	$(5,128)	$(4,295)
Net loss per share basic and diluted	$(0.93)	$(12.26)
Shares used in computing basic and diluted net loss per share	5,535	350

LA JOLLA PHARMACEUTICAL COMPANY
Condensed Balance Sheets
(in thousands, except share and par value amounts)

	March 31, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,885	$8,629
Restricted cash	37	37
Prepaids	156	43
Total current assets	6,078	8,709
Equipment and furnishings, net	51	38
Total assets	$6,129	$8,747

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$562	$834
Accrued expenses	262	187
Accrued payroll and related expenses	82	73
Total current liabilities	906	1,094
Commitments

Stockholders’ equity:
Common stock, $ 0.0001 par value; 12,000,000,000 shares authorized, 7,257,033 and 4,404,407 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	4	4
Series C-1[2] Convertible Preferred Stock, $ 0.0001 par value; 11,000 shares authorized, 5,393 and 7,016 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	5,393	7,016
Series F Convertible Preferred Stock, $ 0.0001 par value; 10,000 shares authorized, 3,066 and 3,250 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	3,066	3,250
Additional paid-in capital	467,189	462,684
Accumulated deficit	(470,429)	(465,301)
Total stockholders’ equity	5,223	7,653
Total liabilities and stockholders' equity	$6,129	8,747

Company Contact

George F. Tidmarsh, M.D., Ph.D.
President & Chief Executive Officer
La Jolla Pharmaceutical Company
Phone: (858) 207-4264
Email: GTidmarsh@ljpc.com

and

Chester S. Zygmont, III
Director of Finance
La Jolla Pharmaceutical Company
Phone: (858) 207-4262
Email: czygmont@ljpc.com